UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

MSC – Medical Services Company

(Exact name of registrant as specified in its charter)

Florida	333-132913	59-2997634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

841 Prudential Drive, Suite 900

Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 646-0199

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(e) Effective November 1, 2007, Craig Rollins, the Senior Vice President of Sales of MSC – Medical Services Company (the “Company”) resigned. In connection with such resignation, Mr. Rollins and the Company entered into a Separation Agreement and Release, dated as of October 31, 2007 (the “Separation Agreement”), pursuant to which the Company agreed to pay Mr. Rollins (a) severance pay in the amount equal to two months of his then existing base salary, less tax related payroll deductions, paid in accordance with the Company’s normal pay practices commencing November 1, 2007 through December 31, 2007 (the “Severance Period”), and (b) his COBRA premium payments during the Severance Period should Mr. Rollins elect continuing medical and dental benefits under COBRA. During the Severance Period, Mr. Rollins is required to cooperate in the transition of matters associated with his prior duties as Senior Vice President of Sales and will be reimbursed for expenses incurred with such transition. The Separation Agreement also provides that Mr. Rollins adhere to several restrictive covenants pursuant to which Mr. Rollins agrees keep Company information confidential, agrees not compete with the Company (including, without limitation, the solicitation of its customers and employees) for a period of 2 years and agrees not disparage the Company in any way. As part of the Separation Agreement, Mr. Rollins released the Company from any claims or liabilities, and waived rights to any actions, relating to Mr. Rollins employment or cessation of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2007	MSC – MEDICAL SERVICES COMPANY

/s/ Gary Jensen
Gary Jensen
Chief Financial Officer